Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Nuvei Corporation of our report dated March 8, 2022 relating to the consolidated financial statements, which appears in Nuvei Corporation’s Annual Report on Form 40-F for the year ended December 31, 2021.

We also consent to the reference to us under the heading “Interests of Experts” which appears in the Annual Information Form, filed as Exhibit 99.1 to this Annual Report on Form 40-F, which is incorporated by reference in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Montréal, Canada

February 22, 2023